Exhibit 99.1

For Immediate Release	Contact: Greg Lemenchick Vice President - Investor Relations investorrelations@dominos.com

Domino’s Pizza® Announces First Quarter 2026 Financial Results

Global retail sales growth (excluding foreign currency impact) of 3.4%

U.S. same store sales growth of 0.9%

International same store sales decline (excluding foreign currency impact) of 0.4%

Global net store growth of 180, including 19 net store openings in the U.S. and 161 net store openings internationally

Income from operations increased 9.6%; excluding the $3.6 million positive impact of foreign currency exchange rates on international franchise royalty revenues, income from operations increased 7.9%

Board of Directors approves additional $1.0 billion share repurchase program

ANN ARBOR, Michigan, April 27, 2026: Domino’s Pizza, Inc. (Nasdaq: DPZ), the largest pizza company in the world, announced results for the first quarter of 2026.

“Q1 2026 represented another quarter of positive order count and market share growth for Domino’s in the U.S.,” said Russell Weiner, Domino’s Chief Executive Officer. “In an intensifying macro and competitive environment, our scale advantage and best-in-class store level profitability uniquely position Domino’s in the QSR Pizza category to sustain the value and innovation customers demand. My belief that we can continue to outperform our competition and take meaningful share in 2026 and beyond remains as strong as it has ever been. This is how we will deliver long-term value for our franchisees and shareholders.”

First Quarter of 2026 Operational and Financial Highlights (Unaudited):

The tables below outline certain statistical measures utilized by the Company to analyze its performance, as well as key financial results. This historical data is not necessarily indicative of results to be expected for any future period. Refer to Comments on Regulation G below for additional details, including definitions of these statistical measures and certain reconciliations.

	First Quarter
	2026	2025
Global retail sales: (in millions of U.S. dollars)
U.S. stores	$2,302.6	$2,240.8
International stores	2,437.1	2,223.5
Total	$4,739.7	$4,464.3

First Quarter
	2026	2025
Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 2.8%	+ 1.3%
International stores	+ 4.0%	+ 8.2%
Total	+ 3.4%	+ 4.7%

	First Quarter
	2026	2025
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 1.5%	(2.9)%
U.S. franchise stores	+ 0.8%	(0.4)%
U.S. stores	+ 0.9%	(0.5)%
International stores (excluding foreign currency impact)	(0.4)%	+ 3.7%

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
First quarter of 2026 store counts:
Store count at December 28, 2025	262	6,924	7,186	14,956	22,142
Openings	1	20	21	212	233
Closings	(1)	(1)	(2)	(51)	(53)
Store count at March 22, 2026	262	6,943	7,205	15,117	22,322
First quarter 2026 net store growth	—	19	19	161	180
Trailing four quarters net store growth	5	169	174	790	964

	First Quarter
(In millions, except percentages, percentage points, per share data and leverage ratio)	2026	2025	Increase/ (Decrease)
Total revenues	$1,150.6	$1,112.1	+ 3.5%

Supply chain gross margin	12.2%	11.6%	+ 0.6 pp

Income from operations	$230.4	$210.1	+ 9.6%

Net income	$139.8	$149.7	(6.6)%
Diluted earnings per share	$4.13	$4.33	(4.6)%

Leverage ratio	4.3x	4.9x	(0.6)x

Net cash provided by operating activities	$162.0	$179.1	(9.5)%
Capital expenditures	(15.0)	(14.7)	+ 2.0%
Free cash flow	$147.0	$164.4	(10.6)%

•
Revenues increased $38.5 million, or 3.5%, in the first quarter of 2026 as compared to the first quarter of 2025, primarily due to higher supply chain revenues and higher global franchise royalties and advertising revenues. The increase in supply chain revenues was primarily attributable to an increase in the Company’s food basket pricing to stores, which increased 2.6% in the first quarter of 2026 as compared to the first quarter of 2025. Higher order volumes also contributed to the increase in supply chain revenues. These increases were partially offset by a shift in the relative mix of products sold by the Company. The increases in U.S. franchise royalties and advertising revenues were driven primarily by net store growth during the trailing four quarters and higher same store sales. International franchise royalties increased primarily due to the positive impact of foreign currency exchange rates on international franchise royalty revenues of $3.6 million, as well as net store growth during the trailing four quarters.

•
Supply chain gross margin increased 0.6 percentage points in the first quarter of 2026 as compared to the first quarter of 2025, primarily due to procurement productivity, partially offset by an increase in the cost of the Company’s food basket.
•
Income from operations increased $20.3 million, or 9.6%, in the first quarter of 2026 as compared to the first quarter of 2025. Excluding the positive impact of foreign currency exchange rates on international franchise royalty revenues of $3.6 million, income from operations increased $16.7 million, or 7.9%, primarily due to higher U.S. and international franchise royalties and fees and gross margin dollar growth within supply chain. A $7.8 million pre-tax realized gain on the sale of the Company’s fully depreciated corporate aircraft in the first quarter of 2026 also contributed to the increase in income from operations.
•
Net income decreased $9.8 million, or 6.6%, in the first quarter of 2026 as compared to the first quarter of 2025, primarily due to an unfavorable change of $30.0 million in the pre-tax unrealized losses and gains associated with the remeasurement of the Company’s investment in DPC Dash Ltd (“DPC Dash”). This decrease was partially offset by higher income from operations.
•
Diluted EPS was $4.13 in the first quarter of 2026 as compared to $4.33 in the first quarter of 2025, representing a $0.20, or 4.6%, decrease. The decrease in diluted EPS was driven by lower net income. This decrease was partially offset by a lower weighted average diluted share count, resulting from the Company’s share repurchases during the trailing four quarters.

•
Net cash provided by operating activities was $162.0 million in the first quarter of 2026 as compared to $179.1 million in the first quarter of 2025. The Company spent $15.0 million on capital expenditures in the first quarter of 2026 as compared to $14.7 million in the first quarter of 2025, resulting in free cash flow of $147.0 million in the first quarter of 2026 as compared to $164.4 million in the first quarter of 2025. The decrease in free cash flow was a result of the negative impact of changes in operating assets and liabilities, partially offset by the increase in income from operations (excluding the pre-tax realized gain on the sale of the Company’s fully depreciated corporate aircraft).

Quarterly Dividend

Subsequent to the end of the first quarter of 2026, on April 21, 2026, the Company’s Board of Directors declared a $1.99 per share quarterly dividend on its outstanding common stock for shareholders of record as of June 15, 2026 to be paid on June 30, 2026.

Share Repurchases

During the first quarter of 2026, the Company repurchased and retired 188,304 shares of common stock for a total of $75.1 million. As of March 22, 2026, the Company had a total remaining authorized amount for share repurchases of $384.6 million. Subsequent to the end of the first quarter of 2026 and through April 21, 2026, the Company repurchased and retired an additional 257,545 shares of common stock for a total of $94.4 million.

Subsequent to the end of the first quarter of 2026, on April 21, 2026, the Company’s Board of Directors authorized an additional share repurchase program to repurchase up to $1.0 billion of the Company’s common stock, in addition to the $290.2 million that was previously remaining for a total authorization of $1.29 billion for future share repurchases. Authorization for the repurchase program may be modified, suspended, or discontinued at any time. The repurchase of shares in any particular period and the actual amount of such purchases remain at the discretion of the Board of Directors, and no assurance can be given that shares will be repurchased in the future.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow, income from operations, excluding foreign currency impact and Consolidated Adjusted EBITDA. The Company has also included metrics such as global retail sales, global retail sales growth (excluding foreign currency impact), same store sales growth, net store growth, food basket pricing change, impact of changes in foreign currency exchange rates on international franchise royalty revenues and the leverage ratio, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “global retail sales,” a statistical measure, to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza brand and believes they are indicative of the financial health of the Company’s franchisee base. In addition, supply chain revenues are directly impacted by changes in franchise retail sales in the U.S. and Canada. As a result, sales by Domino’s franchisees have a direct effect on the Company’s profitability. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year. Changes in global retail sales growth, excluding foreign currency impact, are primarily driven by same store sales growth and net store growth.

The Company uses “same store sales growth,” a statistical measure, which is calculated by including only retail sales from stores that also had sales in the comparable weeks of both periods. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales. Same store sales growth for transferred stores is reflected in their current classification.

The Company uses “net store growth,” a statistical measure, which is calculated by netting gross store openings with gross store closures during the period. Transfers between Company-owned stores and franchised stores are excluded from the calculation of net store growth.

The Company uses “food basket pricing change,” a statistical measure, which is calculated as the percentage change of the food basket (including both food and cardboard products) purchased by an average U.S. store (based on average weekly unit sales) from U.S. supply chain centers against the comparable period of the prior year. The Company believes that the food basket pricing change is important to investors and other interested persons to understand the Company’s performance. As food basket prices fluctuate, revenues, cost of sales and gross margin percentages in the Company’s supply chain segment also fluctuate. Additionally, cost of sales, gross margins and gross margin percentages for the Company’s U.S. Company-owned stores also fluctuate.

The Company uses “free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The most directly comparable financial measure calculated and presented in accordance with GAAP is net cash provided by operating activities. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

The Company uses “income from operations, excluding foreign currency impact,” which is calculated as income from operations as reported under GAAP, less the “impact of changes in foreign currency exchange rates on international franchise royalty revenues,” a statistical measure. The most directly comparable financial measure calculated and presented in accordance with GAAP is income from operations. The impact of changes in foreign currency exchange rates on international franchise royalty revenues is calculated as the difference in international franchise royalty revenues resulting from translating current period local currency results to U.S. dollars at current period exchange rates as compared to prior period exchange rates. The Company believes that the impact of changes in foreign currency exchange rates on international franchise royalty revenues is important to investors and other interested persons to understand the Company’s international royalty revenues given the significant variability in those revenues and that can be driven by changes in foreign currency exchanges rates. International franchise royalty revenues do not have a cost of sales component, so changes in these revenues have a direct impact on income from operations.

The Company uses “Consolidated Adjusted EBITDA,” which is calculated as income from operations as reported under GAAP, excluding depreciation and amortization, non-cash equity-based compensation expense, gains and losses from the sale and disposal of assets and refranchising gains and losses, each as reported under GAAP. Consolidated Adjusted EBITDA is defined in the base indenture governing the Company’s securitized debt and is used by the Company and investors to calculate the leverage ratio (defined below), and other ratios defined in the indenture governing the Company’s securitized debt. As such, Consolidated Adjusted EBITDA is important to investors and other interested persons to understand the financial performance of the Company, and to assess the ability of the Company to meet its financial obligations.

The Company uses the “leverage ratio1,” which is calculated as the Company’s securitized debt related to its fixed-rate notes and borrowings under its variable funding notes, divided by Consolidated Adjusted EBITDA on a trailing four quarters basis. The Company has historically operated with a leverage ratio between four and six times. The Company reviews its leverage ratio on at least a quarterly basis and believes its leverage ratio is important to investors and other interested persons to understand the capital structure of the Company, and to assess the ability of the Company to meet its financial obligations.

The reconciliation of the leverage ratio for the first quarters of 2026 and 2025 is as follows below.

	March 22, 2026		March 23, 2025
2015 Ten-Year Notes	$—		$742,000
2017 Ten-Year Notes	940,000		940,000
2018 7.5-Year Notes	—		402,688
2018 9.25-Year Notes	379,000		379,000
2019 Ten-Year Notes	648,000		648,000
2021 7.5-Year Notes	826,625		826,625
2021 Ten-Year Notes	972,500		972,500
2025 Five-Year Notes	500,000		—
2025 Seven-Year Notes	500,000		—
Total fixed-rate notes	$4,766,125		$4,910,813

Income from operations - first quarter of 2026 and 2025	$230,357		$210,095
Income from operations - fourth quarter of 2025 and 2024	295,667		273,652
Income from operations - third quarter of 2025 and 2024	223,168		198,831
Income from operations - second quarter of 2025 and 2024	225,044		196,103
Income from operations - trailing four quarters	$974,236		$878,681

Depreciation and amortization - trailing four quarters	$88,899		$88,225
Non-cash equity-based compensation expense - trailing four quarters	43,048		42,298
Refranchising (gain) loss - trailing four quarters	(4,028)		25
Gain on sale of assets - trailing four quarters	(7,780)		—
Loss on disposal of assets - trailing four quarters	1,946		1,704
Reconciliation of income from operations to Consolidated Adjusted EBITDA - trailing four quarters	$122,085		$132,252

Consolidated Adjusted EBITDA - trailing four quarters	$1,096,321		$1,010,933
Leverage ratio	4.3	x	4.9	x

(1)	The Company also calculates and reviews its Senior Leverage Ratio and Holdco Leverage Ratio as defined in the indenture governing the Company’s securitized debt.

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q today. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 8:30 a.m. (Eastern) to review its first quarter 2026 financial results. The webcast is available at ir.dominos.com and will be archived for one year.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout. It ranks among the world’s top public restaurant brands with a global enterprise of more than 22,300 stores in over 90 markets. Domino’s had global retail sales of over $20.4 billion in the trailing four quarters ended March 22, 2026. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of the first quarter of 2026. In the U.S., Domino’s generated more than 85% of U.S. retail sales in 2025 via digital channels and has developed many innovative ordering platforms.

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Company Info – biz.dominos.com

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Please visit our Investor Relations website at ir.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, store growth and the growth of our U.S. and international business in general, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial indebtedness and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; our ability to successfully implement our growth strategy, including through our participation in the third-party order aggregation marketplace; labor shortages or changes in operating expenses resulting from increases in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs or negative economic conditions; the effectiveness of our advertising, operations and promotional initiatives; shortages, interruptions or disruptions in the supply or delivery of fresh food products and store equipment; the additional risks our international operations subject us to, which may differ in each country in which we and our franchisees do business; the dependence of our earnings and business growth strategy on the success of our franchisees; our ability and that of our franchisees to successfully operate in the current and future credit environment; the impact of social media, the rise of artificial intelligence-generated content, or a boycott on our business, brand and reputation; the impact of new or improved technologies, including artificial intelligence, and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence or negative economic conditions in general; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation and maintain demand for new stores; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation or regulation, including changes in laws and regulations regarding information privacy, payment methods, advertising and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products or food tampering or other events that may impact our reputation; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the impact that environmental, social and governance matters may have on our business and reputation; the effect of war, terrorism, catastrophic events, geopolitical or reputational considerations or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	March 22, 2026	% of Total Revenues	March 23, 2025	% of Total Revenues
(In thousands, except share and per share data)
Revenues:
U.S. Company-owned stores	$82,098		$91,598
U.S. franchise royalties and fees	158,014		151,000
Supply chain	698,973		669,924
International franchise royalties and fees	80,980		75,559
U.S. franchise advertising	130,529		123,975
Total revenues	1,150,594	100.0%	1,112,056	100.0%
Cost of sales:
U.S. Company-owned stores	72,046		76,911
Supply chain	614,036		591,998
Total cost of sales	686,082	59.6%	668,909	60.2%
Gross margin	464,512	40.4%	443,147	39.8%
General and administrative	111,406	9.7%	109,077	9.8%
U.S. franchise advertising	130,529	11.4%	123,975	11.1%
Gain on sale of assets	(7,780)	(0.7)%	—	—
Income from operations	230,357	20.0%	210,095	18.9%
Other (expense) income	(5,990)	(0.5)%	24,027	2.2%
Interest expense, net	(43,725)	(3.8)%	(41,640)	(3.8)%
Income before provision for income taxes	180,642	15.7%	192,482	17.3%
Provision for income taxes	40,831	3.5%	42,831	3.8%
Net income	$139,811	12.2%	$149,651	13.5%
Earnings per share:
Common stock – diluted	$4.13		$4.33
Weighted average diluted shares	33,815,028		34,553,820

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 22, 2026	December 28, 2025
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$232,922	$125,675
Restricted cash and cash equivalents	183,628	216,110
Accounts receivable, net	306,098	315,958
Inventories	69,154	79,189
Prepaid expenses and other	41,377	39,767
Advertising fund assets, restricted	115,814	117,502
Total current assets	948,993	894,201
Property, plant and equipment, net	386,730	324,022
Operating lease right-of-use assets	238,908	219,485
Investment in DPC Dash	30,080	36,070
Other assets	239,777	242,681
Total assets	$1,844,488	$1,716,459
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$7,411	$6,131
Accounts payable	124,376	135,029
Operating lease liabilities	49,490	47,553
Advertising fund liabilities	113,449	115,412
Other accrued liabilities	297,274	237,496
Total current liabilities	592,000	541,621
Long-term liabilities:
Long-term debt, less current portion	4,876,122	4,810,683
Operating lease liabilities	202,750	183,917
Other accrued liabilities	80,389	81,380
Total long-term liabilities	5,159,261	5,075,980
Total stockholders’ deficit	(3,906,773)	(3,901,142)
Total liabilities and stockholders’ deficit	$1,844,488	$1,716,459

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
	March 22, 2026	March 23, 2025
(In thousands)
Cash flows from operating activities:
Net income	$139,811	$149,651
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,434	20,362
Gain on sale of assets	(7,780)	—
Loss on disposal of assets	357	266
Amortization of debt issuance costs	1,485	1,210
Provision (benefit) for deferred income taxes	3,319	(2,290)
Non-cash equity-based compensation expense	8,789	10,381
Excess tax benefits from equity-based compensation	(463)	(1,569)
Provision (benefit) for losses on accounts and notes receivable	44	(57)
Unrealized loss (gain) on investments, net	5,990	(24,027)
Changes in operating assets and liabilities	(370)	34,244
Changes in advertising fund assets and liabilities, restricted	(9,661)	(9,095)
Net cash provided by operating activities	161,955	179,076
Cash flows from investing activities:
Capital expenditures	(15,043)	(14,745)
Proceeds from sale of assets	7,780	—
Other	(804)	(1,225)
Net cash used in investing activities	(8,067)	(15,970)
Cash flows from financing activities:
Repayments of long-term debt and finance lease obligations	(840)	(646)
Proceeds from exercise of stock options	1,892	7,529
Purchases of common stock	(75,098)	(50,000)
Tax payments for restricted stock upon vesting	(12,895)	(8,158)
Payments of common stock dividends and equivalents	(1,459)	(617)
Net cash used in financing activities	(88,400)	(51,892)
Effect of exchange rate changes on cash	(108)	296
Change in cash and cash equivalents, restricted cash and cash equivalents	65,380	111,510

Cash and cash equivalents, beginning of period	125,675	186,126
Restricted cash and cash equivalents, beginning of period	216,110	195,370
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	92,200	80,928
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	433,985	462,424

Cash and cash equivalents, end of period	232,922	304,320
Restricted cash and cash equivalents, end of period	183,628	197,412
Cash and cash equivalents included in advertising fund assets, restricted, end of period	82,815	72,202
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$499,365	$573,934

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